Exhibit 99.3
10 S. Riverside Plaza, Suite 1800
Chicago, IL 60606
(312) 474-6388
February 1, 2010
Mr. Robert W. Kruse, III
Bank of America, N.A.
540 West Madison Street, 18th Floor
Chicago, Illinois 60661
Attention: Global Securities Solutions — Corus Statutory Trust XI
Re: Notice of Default
Ladies and Gentlemen:
On January 27, 2010, for the first time we received copies of two letters (the “Default Notices”) dated January 5, 2010, one addressed to Alesco Preferred Funding IX (“Alesco IX”) and the other to Alesco Preferred Funding X (together with Alesco IX, the “Securityholders”), notifying the Securityholders that an Event of Default has occurred pursuant to Section 5.01(e) (the “Specified Event of Default”) of that certain Indenture (the “Indenture”) dated as of December 19, 2005, by and among Corus Bankshares, Inc. (the “Company”) and Bank of America, N.A. (as successor by merger to LaSalle Bank National Association), as Trustee, relating to the Junior Subordinated Debt Securities due March 15, 2036 issued by the Company. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Indenture.
You are hereby advised that the Company disagrees with any allegation that the Specified Event of Default (or any other Event of Default under the Indenture) has occurred. The Specified Event of Default reads as follows:
“(e) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoints a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or for any substantial part of its property, or orders the winding-up or liquidation of its affairs and such decree or order shall remain unstayed and in effect for a period of 90 consecutive days; or”
Upon review, the Company is certain that you will conclude that there is no supportable argument for the existence of the Specified Event of Default because, among other things, no court has taken any of the above described actions with respect to the Company or any substantial part of its property.

Further, while the Default Notices do not state that an Event of Default has occurred under Section 5.01(f) of the Indenture, we note that there is also no basis for concluding that an Event of Default has occurred under that Section because, among other things, contrary to the assertion in the Default Notices the Company has at no time consented “to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Company or of any substantial part of its property”.
For the reasons set forth above, the Company requests the Trustee to immediately rescind and withdraw the Default Notices.
Please note that the Company does not waive, and hereby expressly reserves, all rights and remedies with respect to the foregoing or any other matter relating to the Indenture and related agreements.
We would kindly request to be copied on any future written correspondence from the Trustee to the Securityholders or others concerning this, or any related, matter. Please replace the address for notices and other communications with the Company as set forth in Section 14.04 of the Indenture with the following:
Corus Bankshares, Inc.
10 South Riverside Plaza, Suite 1800
Chicago, Illinois 60606
Attention: Michael J. Minnaugh
Fax: (312) 474-6382
Email: mminnaugh@corusbankshares.com
Please contact Michael Minnaugh at (312) 474-6391 with any questions concerning this letter.

Sincerely, CORUS BANKSHARES, INC.
By:
	Name:	Michael J. Minnaugh
	Title:	Chief Financial Officer

cc:	Alesco Preferred Funding IX, Michael Quaile
Alesco Preferred Funding X, Steven Gomes